EXHIBIT 10.1

Summary of Compensation Plan of Non-Employee Board Members

Non-employee directors of Monolithic Power Systems will receive an annual retainer of $15,000 (“Base Retainer”). In addition to the Base Retainer, the Chair of the Compensation Committee will receive an additional annual retainer of $10,000 and the Chair of the Audit Committee will receive an additional annual retainer of $25,000. In order to be eligible to receive the foregoing cash compensation, such non-employee director must own, directly or indirectly, less than one percent of the Registrant’s outstanding shares of Common Stock as of the Registrant’s annual meeting of stockholders. Non-employee directors will receive an initial option grant to purchase 30,000 shares of Common Stock upon appointment. Each non-employee member of the Board will continue to receive an option to purchase 15,000 shares of Common Stock on the date of the annual meeting of stockholders, provided such non-employee director has served on the Board for at least the preceding six months.